Exhibit 10.34
FIRST AMENDED AND RESTATED
SYSCO CORPORATION
2005 MANAGEMENT INCENTIVE PLAN
          This FIRST AMENDED AND RESTATED SYSCO CORPORATION 2005 MANAGEMENT INCENTIVE PLAN (the “Plan”) effective as of May 14, 2008, was recommended by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board of Directors”) of Sysco Corporation (the “Company”) on May 14, 2008, and adopted by the Board of Directors of the Company on May 14, 2008.
          WHEREAS, the Company, with the approval of the shareholders, adopted that certain Sysco Corporation 2005 Management Incentive Plan, effective as of November 11, 2005, as amended by that certain First Amendment of the 2005 Management Incentive Plan, dated July 13, 2007, (the “Current Plan”); and
          WHEREAS, pursuant to Section 11 of the Current Plan, the Board of Directors has the authority, at any time, to amend the Current Plan; and
          WHEREAS, the Board of Directors has determined that it is desirable and in the best interest of the Company that certain amendments be made to the Current Plan in order to remove the provision that requires an additional common stock bonus equal to 28% of the cash bonus earned by a participant pursuant to the terms of the Current Plan, and all corresponding references to the additional stock bonus contained within the Current Plan; and
          NOW, THEREFORE, effective as of the first day of the Company’s 2008 fiscal year, the Current Plan is hereby amended and restated in its entirety, as follows:
1. Statement of Principle
     The purpose of the Plan is to reward (i) certain key management personnel for outstanding performance in the management of the divisions or Operating Companies (as hereinafter defined) of the Company and (ii) certain corporate personnel for managing the operations of the Company as a whole and/or managing the operations of certain Operating Companies (as hereinafter defined). For purposes of the Plan, the term “Operating Company” means (a) any corporation which is a member of a “controlled group of corporations” which includes the Company, as defined in Internal Revenue Code of 1986, as amended (the “Code”) Section 414(b), (b) any trade or business under “common control” with the Company, as defined in Code Section 414(c), (c) any organization which is a member of an “affiliated service group” which includes the Company, as defined in Code Section 414(m), (d) any other entity required to be aggregated with the Company pursuant to Code Section 414(o), and (e) any other organization or employment location designated as a “Operating Company” by resolution of the Board of Directors. All references to periods in the Plan are to fiscal periods unless otherwise specifically noted.

2. Plan Compensation Committee
     The Compensation Committee (the “Committee”) of the Board of Directors is charged with structuring, proposing the implementation of, and implementing the terms and conditions of, the Plan. The Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto) including without limitation the manner of determining financial and accounting concepts discussed in the Plan; to otherwise supervise the administration of the Plan; and, except as to the application of the Plan to executive officers, to delegate such authority provided to it hereunder as it may deem necessary or appropriate to the Chairman of the Board, Chief Executive Officer, President and any Executive Vice President, and any of them individually. All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding on all persons, including the Company and Participants (hereinafter defined).
3. Participants
     The participants in the Plan for a fiscal year shall be designated by the Committee from the persons who are employed by any Operating Company or the Company, in the following capacities (Operating Company Participants, Corporate Participants, Designated Participants and Senior Executive Participants are referred to collectively as “Participants” or individually as a “Participant”):
          Operating Company Participants — Persons who serve as an officer of an Operating Company.
          Corporate Participants — Persons who serve as an officer of the Company who are also employees of the Company or an Operating Company.
          Designated Participants — Persons other than Corporate Participants or Operating Company Participants who are employed by an Operating Company or by the corporate office of the Company who are designated by the Committee from time to time.
          Senior Executive Participants — Persons who are “covered employees” of the Company within the meaning of Code Section 162(m) and Treasury Regulation 1.162-27(c)(2) (or any successor statute or regulation section, or any administrative interpretation thereof) (the “Executive Compensation Provisions”) during a fiscal year of the Company and who have been designated by the Committee as Corporate, Operating Company or Designated Participants in the Plan for such fiscal year. If a Participant is both a Senior Executive Participant and a Corporate, Operating Company or Designated Participant during a fiscal year as a result of the application of the Executive Compensation Provisions, he or she shall be considered a Senior Executive Participant, and not a Corporate, Operating Company or Designated Participant, during such fiscal year, and shall be subject to any and all restrictions applicable to Senior Executive Participants hereunder during such fiscal year.

     To the extent possible, the Committee shall designate Participants in the Plan prior to the commencement of the fiscal year for which such designated Participants will be entitled to a bonus under the Plan, or as soon as practicable during the fiscal year in which a person first becomes eligible to be a Participant. Subject to Section 7 below with respect to a Change of Control, once designated as a Participant, the Committee can remove an employee as a Participant with or without cause at any time and the Participant shall not be entitled to any bonus under the Plan for the year in which he or she is removed regardless of when during such year he or she is removed.
4. Method of Operation
     The bonus which a Participant can earn is based (i) on the performance of the Company as a whole and (ii) (A) (as to Operating Company Participants and possibly Designated Participants and certain Senior Executive Participants) either the performance of the Operating Company which employs such Participant or the performance of the Operating Company designated by the Committee as the Operating Company by reference to which the bonus is to be determined and (B) (as to Corporate and possibly Designated Participants and certain Senior Executive Participants) the performance of a select group of Operating Companies ((i) and (ii), collectively or singly, “Performance”), subject to the discretion of the Committee to formulate a different bonus structure as to any Participant, other than Senior Executive Participants. Subject to the provisions of Paragraph (ii) of Section 4(D), the bonus is calculated with respect to an entire fiscal year and, if earned, shall be paid in accordance with Section 6 hereof.
          (A) Operating Company Participants and Certain Senior Executive Participants.
          With respect to each Operating Company Participant and each Senior Executive Participant who would be an Operating Company Participant but for the application of the Executive Compensation Provisions, a portion of the bonus may depend upon the return on capital and/or increase in pretax earnings of the Operating Company employing such Participant; a portion of the bonus may depend upon the return on stockholder’s equity and increase in earnings per share of the Company as a whole; and a portion of the bonus may depend upon any one or more of the following performance factors: (i) sales of the Company and/or one or more Operating Companies, (ii) pretax earnings of the Company, (iii) net earnings of the Company and/or one or more Operating Companies, (iv) control of operating and/or nonoperating expenses of the Company and/or one or more Operating Companies, (v) margins of the Company and/or one or more Operating Companies, (vi) market price of the Company’s securities, (vii) market share, (viii) “economic value added,” as determined pursuant to an objective formula approved by the Committee (“EVA”), and (ix) with respect to Participants other than Senior Executive Participants, other factors directly tied to the performance of the Company and/or one or more Operating Companies. The relative weights of the factors considered and the percentages of the total bonus comprised by the portion of the bonus determined with respect to the Operating Company employing the Participant or the Operating Company designated by the Committee as the Operating Company by reference to which the Bonus is to be determined and the portion of the bonus determined with respect to the Company shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, the Committee may alter the bonus formula with respect to any such Participant by changing the performance targets as determined in the sole discretion of the Committee; provided, however, the Committee cannot change the performance targets after the first ninety (90) days of the fiscal year with respect to Senior Executive Participants.
          In addition to the bonus calculated in accordance with the first paragraph of Section 4(A) above, an Operating Company Participant may also be entitled to an additional bonus (“Additional Bonus”) if awarded by the Committee in its sole discretion. The Additional Bonus may be established by the Committee at one or more times during such fiscal year or within ninety (90) days following the end of such fiscal year based on such criteria as the Committee may develop in its sole discretion.
          (B) Corporate Participants and Certain Senior Executive Participants.
          With respect to a Corporate Participant or Senior Executive Participant who would be a Corporate Participant but for the application of the Executive Compensation Provisions and subject to the further adjustments and additions provided for in the Plan, a portion of the bonus may depend upon the return on stockholder’s equity and increase in earnings per share of the Company; a portion of the bonus may depend upon the return on capital of one or more of the Operating Companies and/or the increase in pretax earnings of one or more of the Operating Companies; and a portion of the bonus may depend upon any one or more of the following performance factors: (i) sales of the Company and/or one or more Operating Companies, (ii) pretax earnings of the Company, (iii) net earnings of the Company and/or one or more Operating Companies, (iv) control of operating and/or nonoperating expenses of the Company and/or one or more Operating Companies, (v) margins of the Company and/or one or more Operating Companies, (vi) market price of the Company’s securities, (vii) market share, (viii) EVA, and (ix) with respect to Participants other than Senior Executive Participants, other factors directly tied to the performance of the Company and/or one or more Operating Companies. The relative weights of the factors considered and the percentage of the total bonus comprised by the portion of the bonus determined with respect to the Operating Companies of the Company and the portion determined with respect to the Company shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, the Committee may alter the bonus formula with respect to any such Participant by changing the performance targets as determined in the sole discretion of the Committee; provided, however, the Committee cannot change the performance targets after the first ninety (90) days of the fiscal year with respect to Senior Executive Participants.
          (C) Designated Participants.
          The Committee may formulate a bonus structure for each Designated Participant which is based on performance factors determined by the Committee in its sole discretion. The bonus structure for any Designated Participant may be similar to or may vary materially from the bonus structure for Corporate Participants or Operating Company Participants.

          (D) General Rules Regarding Bonus Calculation.
          (i) Subject to the provisions of Paragraph (ii) of this Section 4(D), in determining whether or not the results of operations of an Operating Company or Operating Companies or the Company for a given fiscal year result in a bonus, generally accepted accounting principles shall be applied on a basis consistent with prior periods, and such determination shall be based on the calculations made by the Company and binding on each Participant. Except as provided in Section 9 as to Senior Executive Participants, there is no limit to the bonus that can be obtained. Prior to payment of the bonus to a Senior Executive Participant, other than a bonus pursuant to Section 7, the Committee must certify that the performance goals and other material terms of the Plan have been achieved with respect to such Senior Executive Participant.
          (ii) This paragraph (ii) of Section 4(D) shall apply whenever a fiscal year containing 53 weeks (a “Long Fiscal Year”) is either the fiscal year as to which a bonus may be paid, or is the prior fiscal year as to which Performance is calculated and compared to Performance in the current fiscal year. In making any determination as to whether Performance criteria have been satisfied or as to the amount of any bonus with respect to a fiscal year, every numerical measure of Performance for a Long Fiscal Year shall be deemed to be a number equal to the numerical measure of such Performance as calculated in accordance with generally accepted accounting principles (the “GAAP Measure”) minus (1/14 multiplied by the GAAP Measure calculated with respect to the last quarter of such fiscal year); provided that, where any Performance measure for a Long Fiscal Year represents, or is derived from, the product or quotient of two such GAAP Measures, or is a ratio of two such GAAP Measures (each of which a “Relative Measure”), and where both components of the Relative Measure are GAAP Measures with respect to the Long Fiscal Year, the Relative Measure shall not be so adjusted.
     Notwithstanding the foregoing, the Committee may exercise discretion in determining the extent of adjustment, if any, to the calculation of any measure of Performance for a Long Fiscal Year appropriate to more accurately compare Performance during a Long Fiscal Year to that during a 52-week fiscal year; provided that, the Committee may not exercise such discretion after the first ninety (90) days of the fiscal year with respect to Senior Executive Participants.
5. No Employment Arrangements Implied
     Nothing herein shall imply any right of employment for a Participant, and except as set forth in Section 7 with respect to a Change of Control or as otherwise determined by the Committee, in its discretion, if a Participant is terminated, voluntarily or involuntarily, with or without cause, prior to the end of a given fiscal year, such Participant shall not be entitled to any bonus for such fiscal year regardless of whether or not such bonus had been or would have been earned in whole or in part, but any unpaid bonus earned with respect to a prior fiscal year shall not be affected.
6. Payment
     Within ninety (90) days following the end of each fiscal year, the Company shall determine the amount of any bonus earned by each Participant pursuant to the provisions of Section 4 above. Such bonus shall be payable in cash. The amount of any bonus that a Participant is entitled to receive for a fiscal year shall be determined as of the last day of such fiscal year. The Company shall pay any bonus earned under the Plan no later than 90 days after the end of the fiscal year to which it relates.
7. Change of Control
     “Change of Control” means the occurrence of one or more of the following events:
          (A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 10(A), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company or (4) any acquisition by any corporation pursuant to a transaction that complies with Sections 10(C)(i), 10(C)(ii) and 10(C)(iii);
          (B) The occurrence of the following: Individuals who, as of September 9, 2005, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to September 9, 2005 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
          (C) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of Common Stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the

Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
          (D) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
          Notwithstanding anything to the contrary contained herein, and in lieu of any other payments due hereunder other than pursuant to this Section 7, within ninety (90) days following the date on which a Change of Control shall have occurred, each person who was a Participant at the time of the Change of Control shall be paid a cash bonus hereunder, equal to the following (subject to reduction in the case of certain severance payments, as set forth below): the product of (i) a fraction equal to the number of days in the fiscal year in which the Change of Control occurs up to and including the date of the Change of Control divided by 365, and (ii) the bonus that would have been paid under this Plan, calculated using a Performance measure equal to the product of (a) the Company’s Performance through and including the end of the most recently completed fiscal quarter occurring prior to and in the same fiscal year as the Change of Control (the “Measurement Date”), calculated in accordance with generally accepted accounting principles (the “Change of Control GAAP Measure”), and (b) a fraction, the numerator of which is 365 and the denominator of which is the number of days in such fiscal year up to and including the Measurement Date; provided that, where any Performance measure represents, or is derived from, the product or quotient of two such Change of Control GAAP Measures, or is a ratio of two such Change of Control GAAP Measures (each of which a “Relative Change of Control Measure”), and where both components of the Relative Change of Control Measure are Change of Control GAAP Measures with respect to such year, the Relative Change of Control Measure shall not be multiplied by the fraction described in (b) above, but shall be calculated as of the Measurement Date and used without adjustment.
          In addition to any bonus paid or payable pursuant to the foregoing paragraph, any Participant who remains in the employ of the Company on the last day of the fiscal year in which a Change of Control occurs shall be entitled to receive, in cash, to be paid within ninety (90) days after the end of the fiscal year, an amount equal to the difference between (a) the bonus that would have been paid to him or her for such fiscal year under the Plan as in effect on the date of the Change of Control, using the Company’s actual Performance, and (b) the amount paid pursuant to the foregoing paragraph, but only to the extent that the bonus that would have been paid hereunder is greater than the amount paid pursuant to the foregoing paragraph.

          Notwithstanding the foregoing, with respect to the Company’s current Chairman, Chief Executive Officer, and President, Richard J. Schnieders, and any Participant who is a party to the Company’s form of severance agreement on file with the Securities and Exchange Commission, or any future severance agreement with the Company, any bonus paid pursuant to this Section 7 shall be reduced, but to not less than zero, by the amount of any payment pursuant to such Participant’s severance agreement that is determined or calculated with respect to payments received or to be received under this Plan or any predecessor or successor thereof.
8. Amendments and Termination
     The Plan may be amended at any time by the Board of Directors and any such amendment shall be effective as of commencement of the fiscal year during which the Plan is amended, regardless of the date of the amendment, unless otherwise stated by the Board of Directors. The Plan may be terminated at any time by the Board of Directors and termination will be effective as of the commencement of the fiscal year in which such action to terminate the Plan is taken. The Plan will terminate, and no further awards may be made hereunder, on November 11, 2010. Any awards granted prior to November 11, 2010 that have not yet been paid as of that date will continue to remain outstanding and will be payable in accordance with and to the extent provided in the Plan and the applicable grant agreements or programs. Notwithstanding the foregoing, no amendment or termination following a Change of Control may in any way decrease or eliminate a payment due pursuant to Section 7.
9. Overall Limitation upon Payments under Plan to Senior Executive Participants
     Notwithstanding any other provision in the Plan to the contrary, in no event shall any Senior Executive Participant be entitled to a bonus amount for any fiscal year in excess of $10 million.
10. Prior Plan
     As of its effective date, May 14, 2008, this Plan shall supersede the Current Plan. No further awards will be granted under the Current Plan following such date, but any awards granted under the Current Plan prior to May 14, 2008 that have not yet been paid as of that date will continue to remain outstanding and will be payable in accordance with and to the extent provided in the Current Plan and the applicable grant agreements or programs.